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                                                                   Exhibit 23(f)

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

800 Market Street
18th Floor
St. Louis, MO  63101
Telephone (314) 206-8500
Facsimile (314) 206-8108
Direct Phone (314) 206-8174
Direct fax (314) 206-8514


Mr. John A. O'Rourke
President & CEO
Blue Cross Blue Shield of Missouri
1831 Chestnut Street
St. Louis, MO  63103

Mr. John A. O'Rourke
Chairman, President & CEO
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, MO  63103

The Missouri Foundation For Health
c/o Mr. Paul C. Wilson, Chairperson
221 West High Street
Jefferson City, MO  65101



August 17, 2000

Subject:  BCBSMo Settlement Agreement and Plan of Reorganization

Ladies and Gentlemen:

Pursuant to your request, PricewaterhouseCoopers, LLP ("PwC") issued to you the Tax Opinion Letter/1/ dated June 14, 2000, regarding certain material United States federal income tax consequences of the Reorganization. PwC hereby consents to the filing of the Tax Opinion Letter as an exhibit to the Registration Statement and to the discussion of the Tax Opinion Letter in the Prospectus/Proxy Statement that forms a part of the Registration Statement.

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/1/ All capitalized terms have the meanings defined in the Tax Opinion Letter dated June 14, 2000, unless notes otherwise.


                                                  Very truly yours,

                                                  /s/ PricewaterhouseCoopers LLP